EX. 99.1

RESTORATION HARDWARE, INC. UPDATES THIRD QUARTER GUIDANCE

Corte Madera, Calif., October 27, 2005— Restoration Hardware, Inc. (Nasdaq: RSTO) today updated its guidance for the third quarter ending October 29, 2005.  The Company is adjusting its guidance downward for comparable store sales and earnings for the third quarter of fiscal 2005 primarily due to the following factors:

•        The Company expects a higher deferral of revenue into future periods as a result of a greater than planned shift in furniture sales to the Company’s new special order program that was implemented and promoted in the third quarter.  As a result, retail deferred revenues are estimated to be 90% higher compared to last year.  These special order sales have longer production lead times and are creating a greater than planned revenue deferral, which the Company estimates will have a negative impact to its prior guidance for comparable store sales by approximately 4%, and EPS by approximately $0.04.

•        Although lighting sales during the Fall Lighting Sale event increased versus a year ago, sales were below the planned levels for the event.  The Company estimates that this will have a negative impact to its prior guidance for comparable store sales by approximately 4%, and EPS by approximately $0.04.

As a result of the above factors, the Company is now estimating a loss per share in the range $0.10 to $0.12 for the third quarter of fiscal 2005 compared to a loss of $0.09 per share for the third quarter of the prior fiscal year.  Further, the Company now estimates comparable store sales for the third quarter of fiscal 2005 to decline in the range of 3% to 4% compared to an 8.7% increase in the third quarter a year ago and direct-to-customer net revenues to increase approximately 30% compared to a 78% increase in the prior year’s third quarter.

Gary Friedman, the Company’s Chairman, President and CEO, stated, “While disappointed with our sales for the quarter to date, primarily the sales from our Fall Lighting Sale, our fundamental business model continues to improve. Our Upholstered Furniture Event, which occurred earlier in the quarter, performed above plan with a much higher than planned shift to special orders due to the Company’s advertised 45 day delivery.  The sales from this event were also much higher than planned in the final weeks, which resulted in a greater than planned deferral of revenues into future quarters.”

Mr. Friedman continued, “Due to the fact that our Fall Lighting Sale generates a disproportionate amount of our third quarter sales compared to other quarters, we do not expect the lighting business to have a negative effect on future quarters.  Also, due to the fact that lighting is a non-seasonal core business, we are comfortable with our inventory levels in this category.  In addition, while we expect a positive impact to our fourth quarter sales from the increased deferral of third quarter transactions into fourth quarter revenue, our special order furniture sales continue to trend above plan which also is likely to drive higher levels of revenue deferral from the fourth quarter into future quarters.”

Mr. Friedman concluded, “We anticipate that our product margins will improve approximately 200 basis points in the third quarter compared to the same quarter last year consistent with our strategy to expand our higher margin core businesses and the editing of lower margin discovery items and accessories.  We also continue to make significant progress in our Supply Chain and Distribution Centers, where we have both improved service and where we expect to reduce costs for the quarter compared to a year ago.  Our Distribution Centers and Home Delivery Network have executed well during the quarter, as we have processed and shipped our holiday assortments to our stores, and have met the vast majority of our 45 day delivery commitments on special order furniture.”

The Company plans to hold a conference call to discuss the updated third quarter guidance on Friday, October 28th, at 10:00 a.m. Eastern Time.

In addition, the Company announced that it will release its third quarter fiscal 2005 results on Tuesday, November 22, 2005.  The Company will host a conference call on November 22, 2005 and will provide guidance on its fourth quarter earnings during the conference call.  Details about the conference call to be held on November 22, 2005 will be provided in a subsequent release to be issued by the Company.

Conference Call:

The Company’s conference call on the updated third quarter fiscal 2005 guidance is scheduled for Friday, October 28, 2005 at 10:00 a.m. Eastern Time. The dial-in number is 800-362.6392.  A live web-cast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525.  If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525 beginning at 7:00 p.m. Eastern Time on Friday, October 28, 2005.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-839-2492) until November 2, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of October 28, 2005 the Company operated 102 retail stores and 5 outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning guidance with respect to the Company’s earnings, comparable store sales and direct-to-customer revenues for the third and fourth quarters of fiscal 2005, statements concerning or relating to implications of the Company’s expected financial results for the third and fourth quarters of fiscal 2005, statements relating to the improvement in the Company’s business model, statements relating to the results of the Company’s Fall Lighting Sale and Upholstered Furniture Event, statements relating to the impact of the lighting business on future quarters, statements relating to the impact on sales of the deferral of revenues, statements relating to the Company’s inventory levels,  statements relating to the rate of special order furniture sales and the impact thereof on the deferral of revenues into future quarters, statements relating to the improvement of product margins, statements relating to the improvement of the Company’s Supply Chain and Distribution Centers, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended July 30, 2005 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Revenue,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results,” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Murray Jukes

Acting Chief Financial Officer

(415) 924-1005 (Tel)

(415) 927-7264 (Fax)